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                                                                    EXHIBIT 23.2

                                    [LOGO OF PRUDENTIAL SECURITIES APPEARS HERE]



                                                               February 15, 1996

By Facsimile and Courier

Mr. Richard Evans
Reunion Resources Company
2801 Post Oak Blvd.
Suite 400
Houston, TX 77056


Dear Mr. Evans:

We hereby (i) consent to the reference to the undersigned in the Registration Statement on Form S-4 of Reunion Industries, Inc., as attached, and (ii) give permission for our opinions with respect to the Oneida acquisition and the Oneida/Rostone merger to be attached in their entireties as exhibits to such filing.

As you will recall from our engagement letters, the opinions may be included in their entireties in any communication by Reunion Resources Company to its stockholders. The opinions may not, however, be summarized, excerpted from or otherwise publicly referred to in any manner without the prior consent of Prudential Securities. Except as set forth above, without the prior written consent of Prudential Securities, neither our oral nor written advise may be publicly disclosed. In addition, Prudential Securities may not be otherwise publicly referred to without its prior consent.

Sincerely,


Prudential Securities Incorporated




Prudential Securities Incorporated, One New York Plaza, New York, NY 10292 Tel 212-776-1000